Exhibit 99.1

Contact:
Amy C. Chang
Vice President, Investor Relations
866.861.3229

AMN HEALTHCARE ANNOUNCES FULL YEAR AND FOURTH QUARTER 2011 RESULTS

SAN DIEGO – (March 8, 2012) – AMN Healthcare Services, Inc. (NYSE: AHS), the nation’s innovator in healthcare workforce solutions, today announced financial results for the full year and fourth quarter 2011. The results were at the upper end of management’s expectations, the Company said. Financial highlights are as follows:

(Dollars in millions, except per share amounts. Amounts have been adjusted to reflect the impact of the discontinued operations associated with the disposal of the Home Healthcare Services segment in January 2012.)

	Q4 2011	% Chg Q4 2010	% Chg Q3 2011	Full Year 2011	% Chg Full Year 2010
Revenue	$222.1	8%	(3%)	$887.5	32%
Gross Profit	$62.8	11%	(1%)	$249.3	35%
Net Income from Continuing Operations	$1.7	NM	68%	$5.0	NM
Net Loss	$(2.4)	50%	(91%)	$(26.3)	(49%)
Net Loss per Diluted Share	$(0.05)	67%	(92%)	$(0.57)	(62%)
Adjusted EBITDA*	$15.8	57%	(2%)	$64.0	62%
Adjusted EPS*	$0.04	NM	0%	$0.16	700%

*	See notes (2) and (3) under “Supplemental Financial and Operating Data” for a reconciliation of non-GAAP items.

NM – Not meaningful

Key business highlights for the full year and fourth quarter of 2011 are as follows:

•	Consolidated pro forma full year revenues grew by 11% and adjusted EBITDA grew by 40%. Pro forma adjusted EBITDA margin for the year was 7.2%, a 150 basis point improvement over the prior year.

•

The Travel Nurse division experienced pro forma full year revenue growth of 32% and adjusted EBITDA growth of 71%, reflecting the strength of the Company’s managed services program (MSP) client relationships, recruitment strategies, and ability to leverage its infrastructure.

•	Operating leverage was significantly improved by revenue and cost synergies from integrating the Medfinders organization, which was acquired in September 2010.

•

Revenues for the fourth quarter in Nurse and Allied Healthcare Staffing, AMN’s largest segment, were flat sequentially and up 16% year-over-year due primarily to continued growth in travel nurse volume. Segment operating margin of 12.2% was up 190 basis points sequentially and 380 basis points compared with the same quarter last year.

•	Fourth quarter consolidated gross margin improved 50 basis points sequentially and 80 basis points year-over-year.

•	The Company completed the sale of its Home Healthcare Services business on January 30, 2012.

“Going into 2012, we are focused on fulfilling our clients’ desire for more workforce solutions and innovative service offerings. AMN’s leading position and differentiated value proposition in workforce solutions has put us at the forefront of growth and thought leadership in our industry,” said Susan R. Salka, President and Chief Executive Officer of AMN Healthcare. “An indicator of the positive client reaction to our differentiated capabilities was the 20 new MSP contracts won during the year with an estimated $80 million in annualized gross spend under management. We expect these growth trends in MSP and other workforce solutions to continue.”

Full Year and Fourth Quarter 2011 Results

Full year 2011 consolidated revenue was $887 million, an increase of 32% from prior year. Nurse and Allied Healthcare Staffing segment revenue was $571 million, a year-over-year increase of 54%. Locum Tenens Staffing segment revenue was $278 million, a year-over-year increase of 5%. Physician Permanent Placement Services segment revenue was $39 million, a year-over-year increase of 14%.

For the fourth quarter of 2011, consolidated revenue was $222 million, a decrease of 3% sequentially and an increase of 8% from the same quarter last year. The sequential decline was due to typical seasonality from fewer clinicians on assignment and overall fewer hours worked over the holidays. Fourth quarter revenue for the Nurse and Allied Healthcare Staffing segment was $148 million, flat sequentially and up 16% from the same quarter last year. The Locum Tenens Staffing segment generated revenue in the fourth quarter of $65 million, a decrease of 10% sequentially and 7% from the same quarter last year. Fourth quarter Physician Permanent Placement Services segment revenue was $9 million, an increase of 2% sequentially and flat from the same quarter last year.

Full year gross margin was 28.1% as compared to 27.5% for prior year. The increase in 2011 gross margin was due primarily to favorable workers compensation adjustments and improved performance within the Nurse and Allied Healthcare Staffing segment, the impact from the adoption of a new revenue recognition accounting standard on January 1, 2011 in the Physician Permanent Placement Services segment, as well as the addition of the higher margin Medfinders businesses. Gross margin in the fourth quarter of 2011 was 28.3%, an increase of 50 basis points compared to the previous quarter and an increase of 80 basis points from the same quarter last year.

For the full year, SG&A expenses as a percentage of revenue were 22.0% compared to 24.3% for the prior year, due primarily to improved operating leverage and the cost synergies achieved through the integration of Medfinders. SG&A expenses for the fourth quarter of 2011 were $49.0 million, representing 22.1% as a percent of revenue, compared to 21.6% in the prior quarter and 24.6% in the same quarter last year. The decrease compared to the same quarter last year was due primarily to lower integration-related expenses associated with the Medfinders acquisition and the resulting improved SG&A leverage. Excluding acquisition and integration related costs, SG&A expenses as a percentage of revenues were 21.9% in the fourth quarter of 2011, which was up 40 basis points from the prior quarter and down 170 basis points from the same quarter last year.

Full year and fourth quarter 2011 net loss per diluted common share was ($0.57) and ($0.05), respectively. Full year and fourth quarter 2011 loss per share was impacted by $31.2 million and $7.7 million, respectively, in non-cash goodwill and intangible asset impairment charges. Excluding the discontinued Home Healthcare Services segment and associated non-cash goodwill and intangible asset impairment charges, integration-related costs, and credit agreement amendment fees charged to interest expense, adjusted earnings per share for the full year and fourth quarter 2011 was $0.16 and $0.04, respectively.

As of December 31, 2011, cash and cash equivalents totaled $4 million, compared to $2 million as of December 31, 2010. Total debt outstanding, net of discount, as of December 31, 2011 was $205 million, compared to $215 million as of December 31, 2010. Subsequent to year-end, the Company made a voluntary debt payment of $5 million and paid off its $3 million revolver balance.

Business Trends and Outlook

On a consolidated basis, first quarter revenues are expected to be between $224 million and $228 million, which represents a 1% to 3% sequential increase. This anticipated sequential increase is driven by continued growth in the Nurse and Allied Healthcare Staffing segment, with flat revenues in the Locum Tenens segment. Gross margin is anticipated to be between 27.5% and 28.0%. SG&A expenses are expected to be approximately 22.0% of revenues. Adjusted EBITDA margin is expected to be approximately 6.5%.

While the Company does not intend to provide annual guidance on revenue and EPS, on the earnings call today management will provide full year estimates for depreciation and amortization, interest expense, share count and capital expenditures.

About AMN Healthcare Services

AMN Healthcare Services, Inc. is the nation’s innovator in healthcare workforce solutions, including managed services programs, recruitment process outsourcing solutions, recruitment and placement of healthcare professionals into temporary and permanent positions, and consulting services. Clients include acute-care hospitals, government facilities, community health centers and clinics, physician practice groups, and a host of other healthcare settings. AMN achieves unparalleled access to quality healthcare talent through its innovative recruitment strategies and breadth of compelling career-building opportunities offered to healthcare professionals. For more information, visit http://www.amnhealthcare.com.

Conference Call on March 8, 2012

AMN Healthcare Services, Inc.’s fourth quarter 2011 conference call will be held on Thursday, March 8, 2012, at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://amnhealthcare.investorroom.com/presentations. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 230-1074 in the U.S. or (612) 288-0329 internationally. Following the conclusion of the call, a replay of the webcast will be available at the company’s website. A telephonic replay of the call will also be available at 7:30 p.m. Eastern Time on March 8, 2012, and can be accessed until 11:59 p.m. Eastern Time on March 29, 2012, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 218823.

Non-GAAP Measures

This earnings release contains certain non-GAAP financial information. These measures are not in accordance with, or an alternative to, generally accepted accounting principles in the United States (“GAAP”), and may be different from non-GAAP measures reported by other companies. From time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the company’s website at http://www.amnhealthcare.com/investors.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include expectations regarding 2012 first quarter revenue, revenue growth, gross margin, SG&A, and adjusted EBITDA margin. The company based these forward-looking statements on its current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2010 and its other periodic reports as well as its current and other reports filed with the SEC. These statements reflect the company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time.

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Operations

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2011	2010	2011	2011	2010
Revenue	$222,053	$206,046	$229,006	$887,466	$669,912
Cost of revenue	159,268	149,337	165,345	638,147	485,550

Gross profit	62,785	56,709	63,661	249,319	184,362

	28.3%	27.5%	27.8%	28.1%	27.5%
Operating expenses:
Selling, general and administrative	48,963	50,652	49,477	195,348	162,543
	22.1%	24.6%	21.6%	22.0%	24.3%
Depreciation and amortization	3,845	4,594	3,921	16,324	14,764
Impairment charges	0	1,050	0	0	50,832

Total operating expenses	52,808	56,296	53,398	211,672	228,139

Income (loss) from operations	9,977	413	10,263	37,647	(43,777)
Interest expense, net	5,620	5,751	7,017	23,727	19,762

Income (loss) from continuing operations before income taxes	4,357	(5,338)	3,246	13,920	(63,539)
Income tax expense (benefit)	2,673	(3,194)	2,242	8,904	(10,787)

Income (loss) from continuing operations, net of tax	1,684	(2,144)	1,004	5,016	(52,752)

Income (loss) from discontinued operations, net of tax	(4,119)	526	(27,903)	(31,281)	761

Net loss	$(2,435)	$(1,618)	$(26,899)	$(26,265)	$(51,991)

Basic income (loss) per common share from:
Continuing operations	$0.04	$(0.05)	$0.02	$0.12	$(1.51)
Discontinued operations	(0.10)	0.01	(0.69)	(0.78)	0.02
Net loss	$(0.06)	$(0.03)	$(0.67)	$(0.66)	$(1.49)

Diluted income (loss) per common share from:
Continuing operations	$0.04	$(0.05)	$0.02	$0.11	$(1.51)
Discontinued operations	(0.09)	0.01	(0.61)	(0.68)	0.02
Net loss	$(0.05)	$(0.03)	$(0.59)	$(0.57)	$(1.49)

Weighted average common shares outstanding:
Basic	40,440	39,121	40,327	39,913	34,840

Diluted	46,034	39,121	45,950	45,951	34,840

AMN Healthcare Services, Inc.

Supplemental Financial and Operating Data

(dollars in thousands, except operating data)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2011	2010	2011	2011	2010
Revenue
Nurse and allied healthcare staffing	$148,136	$127,292	$147,738	$570,677	$371,147
Locum tenens staffing	64,553	69,434	72,080	277,919	264,726
Physician permanent placement services	9,364	9,320	9,188	38,870	34,039

	$222,053	$206,046	$229,006	$887,466	$669,912

Reconciliation of Non-GAAP Items:
Segment Operating Income(1)
Nurse and allied healthcare staffing	$18,050	$10,693	$15,197	$62,786	$35,279
Locum tenens staffing	3,930	4,765	6,283	21,689	21,999
Physician permanent placement services	2,164	2,316	2,142	10,634	7,959

	24,144	17,774	23,622	95,109	65,237
Unallocated corporate overhead	8,351	7,738	7,538	31,089	25,734

Adjusted EBITDA(2)	15,793	10,036	16,084	64,020	39,503
Depreciation and amortization	3,845	4,594	3,921	16,324	14,764
Stock-based compensation	1,713	1,931	1,689	7,098	8,272
Acquisition related costs	258	2,048	211	2,951	9,412
Impairment charges	0	1,050	0	0	50,832
Interest expense, net	5,620	5,751	7,017	23,727	19,762

Income (loss) from continuing operations before income taxes	4,357	(5,338)	3,246	13,920	(63,539)
Income tax expense (benefit)	2,673	(3,194)	2,242	8,904	(10,787)

Net income (loss) from continuing operations	1,684	(2,144)	1,004	5,016	(52,752)

Net income (loss) from discontinued operations	(4,119)	526	(27,903)	(31,281)	761

Net income (loss)	$(2,435)	$(1,618)	$(26,899)	$(26,265)	$(51,991)

GAAP based diluted net loss per share (EPS)	$(0.05)	$(0.03)	$(0.59)	$(0.57)	$(1.49)
Adjustments:
Acquisition related costs	0.00	0.02	0.00	0.04	0.17
Impairment charges	0.00	0.01	0.00	0.00	1.27
Financing costs	0.00	0.00	0.02	0.01	0.09
Impact of assumed preferred dividends	0.00	(0.01)	0.00	0.00	0.00
Discontinued operations	0.09	(0.01)	0.61	0.68	(0.02)

Adjusted diluted earnings (loss) per share (3)	$0.04	$(0.02)	$0.04	$0.16	$0.02

	Twelve Months Ended
	December 31,
	2011 Consolidated	2010 Historical Consolidated	2010 PRO FORMA (4)	% Change vs. PRO FORMA
Reconciliation of Pro Forma Items (4)
Consolidated Revenue (5)	$887,466	$669,912	800,692	11%
Adjusted EBITDA (5)	64,020	39,502	45,756	40%
Adjusted EBITDA Margin (5)	7.2%		5.7%	150bps
Revenue – nurse and allied healthcare staffing (6)	570,677	371,147	480,627	19%
Adjusted EBITDA – nurse and allied healthcare staffing (6)	62,786	35,279	42,372	48%
Adjusted EBITDA Margin – nurse and allied healthcare staffing (6)	11.0%		8.8%	220bps
Revenue Travel Nurse Division (7)	347,549	247,432	263,726	32%
Adjusted EBITDA Travel Nurse Division (7)	47,235	27,377	27,634	71%

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2011	2010	2011	2011	2010
Gross Margin
Nurse and allied healthcare staffing	27.4%	26.1%	26.6%	26.8%	25.9%
Locum tenens staffing	25.5%	25.4%	26.0%	25.8%	25.7%
Physician permanent placement services	61.7%	62.3%	60.5%	63.0%	58.4%
Operating Data:
Nurse and allied healthcare staffing
Average travelers on assignment (8)	5,317	4,727	5,300	5,208	3,501
Revenue per traveler per day (9)	$302.84	$292.70	$302.99	$300.21	$290.44
Gross profit per traveler per day (9)	$82.91	$76.54	$80.70	$80.55	$75.37
Locum tenens staffing
Days filled (10)	47,610	48,502	51,292	199,196	187,953
Revenue per day filled (10)	$1,355.87	$1,431.57	$1,405.29	$1,395.20	$1,408.47
Gross profit per day filled (10)	$345.50	$363.20	$365.64	$360.05	$362.66

(1)	Segment Operating Income represents net income (loss) plus interest expense (net of interest income), income taxes, depreciation and amortization, impairment charges, unallocated corporate overhead, stock-based compensation expense, acquisition related costs, and net income(loss) from discontinued operations, net of tax. Management believes that Segment Operating Income is an industry wide financial measure that is useful both to management and investors when evaluating the company’s performance. Management also uses Segment Operating Income for planning purposes. Segment Operating Income is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation and allocation of costs.
(2)

Adjusted EBITDA represents net income (loss) plus interest expense (net of interest income), income taxes, depreciation and amortization, acquisition related costs, impairment charges, stock-based compensation expense and net income(loss) from discontinued operations, net of tax. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income (loss) as an indicator of operating performance. Management believes that adjusted EBITDA is an industry wide financial measure that is useful both to management and investors when evaluating the company’s performance. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the company’s performance because it believes that adjusted EBITDA provides an effective measure of the company’s results, as it excludes certain items that management believes are not indicative of the company’s operating performance and considers measures used in credit facilities. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income (loss) as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the company’s operating performance, these items do impact the statement of operations, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income (loss).
(3)	Adjusted EPS represents GAAP EPS excluding the impact of acquisition related costs, impairment charges, financing costs, accumulated preferred stock dividends and net income(loss) from discontinued operations, net of tax . Management presents adjusted EPS because it believes that adjusted EPS is a useful supplement to diluted net income (loss) per share as an indicator of operating performance. Management believes such a measure provides a picture of the company’s results that is more comparable among periods since it excludes the impact of items that may recur occasionally, but tend to be irregular as to timing, thereby distorting comparisons between periods. However, investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded from adjusted EPS). As defined, adjusted EPS is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EPS are not indicative of the company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP EPS.
(4)	The unaudited pro forma items combine the historical results for AMN for the twelve months ended December 31, 2010 and the historical results for NF Investors, Inc (“NFI”) for the eight months ended August 31, 2010, prior to the acquisition, as if the acquisition had occurred on January 1, 2010. The proforma information is solely for informational purposes and is not necessarily indicative of the combined results of operations that might have been achieved for the period indicated, nor is it necessarily indicative of the future results of the combined company.
(5)	Amounts represent consolidated revenue, Adjusted EBITDA, and Adjusted EBITDA margin for the twelve months ended December 31, 2011 vs historical/pro forma for the twelve months ended December 31, 2010.
(6)	Amounts represent nurse and allied healthcare staffing segment revenue, Adjusted EBITDA (also named “segment operating income”) and Adjusted EBITDA margin (also named “segment operating margin”) for the twelve months ended December 31, 2011 vs. historical/pro forma for the twelve months ended December 31, 2010.
(7)	Amounts represent Travel Nurse Division revenue and Adjusted EBITDA for the twelve months ended December 31, 2011 vs. historical/pro forma for the twelve months ended December 31, 2010.
(8)	Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(9)	Revenue per traveler per day and gross profit per traveler per day represent the revenue and gross profit of the company’s nurse and allied healthcare staffing segment divided by average travelers on assignment, divided by the number of days in the period presented.
(10)	Days filled is calculated by dividing the locum tenens hours filled during the period by 8 hours. Revenue per day filled and gross profit per day filled represent revenue and gross profit of the company’s locum tenens staffing segment divided by days filled for the period presented.

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2011	September 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$3,962	$4,643	$1,883
Accounts receivable, net	146,654	143,938	127,464
Accounts receivable, subcontractor	22,497	17,441	17,082
Prepaid expenses	5,691	6,032	6,969
Income taxes receivable	3,372	2,210	3,760
Deferred income taxes, net	19,335	19,938	20,170
Other current assets	3,652	3,250	1,933
Assets held for sale	7,310	0	0

Total current assets	212,473	197,452	179,261
Restricted cash, cash equivalents and investments	18,244	18,250	20,961
Fixed assets, net	16,863	18,134	21,777
Deposits and other assets	19,329	19,769	20,116
Deferred income taxes, net	1,823	243	243
Goodwill	123,324	130,089	154,176
Intangible assets, net	143,575	153,465	165,576

Total assets	$535,631	$537,402	$562,110

Liabilities and stockholders’ equity
Current liabilities:
Bank overdraft	$3,515	$4,779	$4,463
Accounts payable and accrued expenses	49,809	47,198	45,867
Accrued compensation and benefits	43,649	43,500	38,060
Revolving credit facility	3,000	3,000	0
Current portion of notes payable	28,125	20,812	13,875
Deferred revenue	2,155	2,585	7,191
Other current liabilities	8,313	6,812	8,437
Liabilities related to assets held for sale	1,486	0	0

Total current liabilities	140,052	128,686	117,893
Notes payable, less current portion and discount	174,198	185,767	200,811
Other long-term liabilities	61,646	62,484	61,575

Total liabilities	375,896	376,937	380,279

Preferred Stock	24,076	24,388	28,376
Stockholders’ equity	135,659	136,077	153,455

Total liabilities and stockholders’ equity	$535,631	$537,402	$562,110

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2011	2010	2011	2011	2010
Net cash provided by operating activities	$6,513	$4,849	$4,881	$19,312	$8,089
Net cash used in investing activities	(1,142)	(2,805)	(1,107)	(1,981)	(6,846)
Net cash used in financing activities	(6,070)	(2,240)	(7,087)	(15,300)	(26,449)
Effect of exchange rates on cash	18	2	32	48	36

Net increase (decrease) in cash and cash equivalents	(681)	(194)	(3,281)	2,079	(25,170)
Cash and cash equivalents at beginning of period	4,643	2,077	7,924	1,883	27,053

Cash and cash equivalents at end of period	$3,962	$1,883	$4,643	$3,962	$1,883